Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, $0.0005 par value per share, of Eterna Therapeutics Inc., a Delaware corporation, dated as of September 8, 2023, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: September 8, 2023

/s/ Nicholas J. Singer
Name: Nicholas J. Singer

PURCHASE CAPITAL LLC

By:	/s/ Nicholas J. Singer
Name: Nicholas J. Singer
Tile: Managing Partner